Exhibit 18.1

Board of Directors

LifeWatch Corp.

1351A Abbott Court

Buffalo Grove, IL 60089

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Registration Statement on Form S-1 filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Registration Statement on Form S-1 for the year ended December 31, 2006 and issued our report thereon dated March 21, 2007. Note 3 to the financial statements describes a change in accounting principle from performing the annual goodwill and intangible assets with indefinite lives impairment tests under Statement of Financial Accounts Standards No. 142, Goodwill and Other Intangible Assets, from June 30 of each year to October 1. It should be understood that the preferability of one acceptable method of accounting over another for determining the date to perform the annual goodwill impairment test has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Registration Statement on Form S-1 and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

PricewaterhouseCoopers LLP

Chicago, IL

March 21, 2007